Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement on Form S-3 (File No. 333-260588), Registration Statement on Form S-8 (File No. 333-234656) of ABVC BioPharma, Inc. of our report dated January 25, 2024, relating to the financial statements of AIBTL BIOPHARMA INC., appearing in this Current Report on Form 8-K/A dated January 25, 2024.

/s/ WWC, P.C.
WWC, P.C.

January 25, 2024